Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TiVo Announces Management Promotions
Naveen Chopra Promoted to CFO, Dan Phillips Promoted to COO
and Jeff Klugman Promoted to EVP, Products & Revenue
San Jose, California - December 20, 2012. TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today announced the promotion of Naveen Chopra to Chief Financial Officer (CFO), Dan (Charles) Phillips to Chief Operating Officer (COO) and Jeff Klugman to Executive Vice President (EVP), Products and Revenue. Mr. Chopra will succeed Anna Brunelle, who has resigned and after a transition period will be leaving TiVo to pursue other opportunities.
“Naveen, Dan, and Jeff have been critical elements of our recent success, driving innovative products, significant increases in subscriptions and improving financial results,” said Tom Rogers, CEO & President of TiVo. “Naveen has played an integral part in our strategy and business development efforts over the past several years and I believe Naveen's background and experience uniquely suits TiVo as we near Adjusted EBITDA profitability and focus increasingly on capital allocation. Dan's leadership of our Engineering and Operations organizations, which is now delivering products to multiple partners and at the same time driving more efficiencies in our processes. Through this new role, we expect Dan's contribution to be even broader. Jeff has been overseeing our broadening operator relationships. In addition to his current responsibilities, Jeff will now coordinate and aim to optimize revenue opportunities across our service provider, retail and research businesses to further accelerate our top line revenue growth.”
"We would also like to thank Anna for her significant contribution to the business over the past seven years and wish her continued success in the future” said Tom Rogers, CEO & President of TiVo.
Naveen Chopra is being promoted from Senior Vice President of Corporate Development and Strategy, where he has focused on TiVo's long-term business strategy and financial modeling, driving distribution, corporate development and capital allocation. As part of his new role, Mr. Chopra will continue to have responsibilities for these areas in addition to overseeing the Company's accounting and financial reporting, planning, tax and treasury functions. Mr. Chopra joined TiVo in 2003, and previously worked for Moxi, Microsoft/Web TV and several start-ups. He received bachelor degrees in Computer Science and Economics from Stanford University and earned an MBA from the Stanford Graduate School of Business.
Dan Phillips is being promoted from Senior Vice President of Engineering and Operations, where he oversees Engineering and Operations company-wide, which includes engineering activity for our retail, service providers, advertising and audience research businesses as well as operations related to manufacturing, call center, service and broadcast center operations, information technology, and facilities, and will continue to do so in his expanded role as COO. Before joining TiVo, Mr. Phillips worked at TRADOS Software, Uniscape Inc., CrossWorlds Software, and SGI. He holds degrees in Business Administration and Computer Information Systems from Humboldt State University.
Jeff Klugman is being promoted from Senior Vice President, Revenue and Product, where he is responsible for overseeing TiVo Product and Revenue initiatives, including domestic and international service provider deployments, audience research, and TiVo's product strategy across its retail and operator businesses, and will continue to do so in his new role. Prior to TiVo, Mr. Klugman was CEO for a venture-backed internet portal focused on the outdoor adventure market and was at Quantum and HP. He holds a bachelor degree with Honors in Engineering from Carnegie Mellon University and holds an MBA from Stanford University.
About TiVo Inc.
Founded in 1997, TiVo Inc. (NASDAQ: TIVO) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.TiVo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry www.TiVo.com
TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2012 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.